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                                                                     Exhibit 1.2

                          The Share Handling Regulation

                                                    Established on July 25, 1947
                                                    Amended on June 27, 2003

                          Chapter I. General Provisions

(Purpose)
Article 1
1. Transfer of shares of the Company, purchase of shares numbering less than one unit, increase in purchases of shares to make one unit and other handling of shares as well as the fees therefore shall be governed by this regulation.
2. Any material amendment to this regulation shall require approval of the Board of Directors.

(Transfer Agent)
Article 2
The transfer agent of the Company and its place of handling business and secondary transfer office shall be as follows.
     Transfer Agent:             The Chuo Mitsui Trust & Banking Co., Ltd.
     Place of handling business: The Chuo Mitsui Trust & Banking Co., Ltd.
                                 Head Office
     Secondary Transfer Office:  The Chuo Mitsui Trust & Banking Co., Ltd.
                                 Branch offices nationwide
                                 Japan Securities Agents, Ltd.
                                 Head Office and branch offices

(Kinds of Share Certificate)
Article 3
1. The denominations of share certificates to be issued by the Company shall be in the denominations of 100,000 shares, 10,000 shares, 1,000 shares, 500 shares, 100 shares and any other number less than 100.
2. Except as otherwise provided in Article 17 (Reissuance due to Defacement or Mutilation), Article 18 (Reissuance due to Filled-up Column) and Article 21 (Reissuance due to Expiry) hereof, any shareholders may not request to issue the share certificate provided in the preceding paragraph, the denomination of which is

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     less than such number of one unit (hereinafter the "Under-Unit Shares") as provided in Article 6 of the Articles of Incorporation.

(Method of Application, Notification, Notice or Request)
Article 4
1. An application, notification, notice or request hereunder shall be made in the form prescribed by the Company, with the seal impression registered under Article 11 being affixed thereto.
2. In the event that an application, notification, notice or request hereunder is made by a proxy, a document evidencing his/her power of representation, or if consent of curator (hosanin) or assistant (hojonin) is required, a document evidencing such consent shall be submitted.


                 Chapter II. Registration of Transfer of Shares

(Registration of Transfer of Shares)
Article 5
1. In the case of application for the registration of a transfer of shares, a prescribed form shall be submitted together with the share certificate concerned.
2. In the case of application for the registration of a transfer of shares for any reason other than assignment, the share certificate and a document evidencing the transfer shall be attached to the prescribed form. Provided, however, that the submission of share certificates shall not be required if such certificates have not been issued.
3. In the event that certificates of Under-Unit Shares submitted for the registration of transfer of shares constitute a whole unit, unless otherwise notified by the applicant, the certificates shall be combined to the share certificate of a full share unit.

(Transfer of Shares as Otherwise provided for by Laws)
Article 6
If any specific procedures are required by laws for the transfer of shares, a written application shall be submitted together with the relevant share certificates and a document evidencing the completion of such procedures.


      Chapter III. Registration of Pledges and Recordation of Trust Assets

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(Registration or Cancellation of Pledges)
Article 7
If an application is made for the registration or a creation, alteration, or cancellation of a pledge, a prescribed application form jointly signed by the pledgor and pledgee shall be submitted, together with the share certificates concerned.

(Recordation or Cancellation of Trust Assets)
Article 8
If an application is made for the recordation of a designation of shares as trust assets or the cancellation thereof, a prescribed application form shall be submitted either by the settlor or the trustee, together with the share certificates concerned.


                Chapter IV. Non-Possession of Share Certificates

(Notice of Non-possession of Share Certificates)
Article 9
In order to give notice of an election not to possess share certificates, a prescribed notice form shall be submitted, together with the share certificates concerned. Provided, however, that the submission of share certificates shall not be required if such share certificates have not been issued.

(Application for Issuance of Non-possessed Share Certificates)
Article 10
1. In the event that a shareholder who has once given notice of election not to possess share certificates requests the issuance or return of such share certificates, a prescribed application form shall be submitted. Provided, however, that if the Company treated the share certificates for which notice of election not to possess had been given, as being non-issued, the shareholder may not request to deliver a certificate of the Under-Unit Shares.
2. In the case of the preceding paragraph, the Company may require to submit the notice of receipt of election not to possess given to the applicant or other proof and the receipt of the share certificate concerned.

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                            Chapter V. Notifications

(Notification of Addresses, Names and Seal Impression of Shareholders)
Article 11
1. Shareholders, registered pledgees or their statutory representatives shall notify their addresses, names and seal impressions. Provided, however, that foreigners may substitute their specimen signature for seal impressions.
2. In the case of any changes in the matters notified under the preceding paragraph, such change must be notified. Provided, however, that notification of a new seal impression due to loss shall be accompanied by a certificate of the seal impression.

(Notification of Mail Addresses of Non-resident Shareholders)
Article 12
1. In addition to the notifications provided in the preceding Article, shareholders, registered pledgees or their statutory representatives who reside in foreign countries, shall notify a standing proxy appointed by them in Japan or a mailing address in Japan.
2.   The preceding Article shall apply mutatis mutandis to the standing proxy.

(Notification of Corporate Representative)
Article 13
1.   If a shareholder is a corporation, a representative shall be notified.
2. If the representative is changed, a prescribed notification form shall be submitted, together with a certified copy of the commercial register.

(Notification of Representative of Joint Shareholders)
Article 14
Those shareholders who jointly own shares shall notify a representative designated by them by a prescribed notification form signed by all joint owners together with the share certificate concerned. The change of the representative shall be treated likewise.

(Notification of Changes of entries in Shareholders' Register or Share Certificate)
Article 15
If a change in the shareholders' register or on the share certificate is requested by the following reason, a prescribed notification form shall be submitted together with the share certificate concerned and a document evidencing such fact. Provided, however,

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that the submission of share certificates shall not be required if such share certificates have not been issued.
(1)  Change in the family name or given name
(2) Appointment, change or discharge of statutory representatives such as a person in parent authority and a guardian
(3)  Change in the trade name or corporate name
(4)  Change in corporate organization


                  Chapter VI. Reissuance of Share Certificates

(Reissuance due to Stock Split or Combination)
Article 16
If an application is made for issuance of new share certificates due to a stock split or combination of share certificates, a prescribed application form shall be submitted together with the share certificates concerned.

(Reissuance due to Defacement or Mutilation)
Article 17
If an application is made for the issuance of new share certificates due to defacement or mutilation of share certificates, a prescribed application form shall be submitted together with the share certificates concerned. Provided, however, that if it is difficult to ascertain the genuineness of such share certificates, the provisions of Chapter VII hereof shall apply thereto.

(Reissuance due to Filled-up Column)
Article 18
In the case where the column for entry of the names of shareholders on a share certificate has been filled up, the Company shall collect such share certificate and issue a new share certificate in place thereof.


            Chapter VII. Reissuance of Share Certificate due to Loss

(Application for Registering Loss of Share Certificates or Deletion thereof)
Article 19

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1.   A shareholder, pledgee or otherwise who wants to apply for the registration of loss of share certificates shall submit a prescribed application form together with the documents showing the fact that he (or she) has duly acquired such share certificates, the documents showing the fact that he
     (or she) has lost such share certificates and the documents identifying him (or her). Provided, however, that if the applicant is a registered shareholder or registered pledgee of such lost share certificates, he (or she) may submit a prescribed application form together with the documents showing the fact that he (or she) has lost such share certificates only.
2. If an applicant for the registration of loss of share certificates wants to delete such registration, he (or she) shall submit a prescribed application form therefore.

(Objection to Registration of Loss of Share Certificates)
Article 20

In case of an objection to the registration of loss of share certificates, a prescribed application form shall be submitted together with the certificate of the shares registered as lost in such registration and the documents identifying the applicant. Provided, however, that if the applicant is a shareholder or registered pledgee of such shares registered as lost, the submission of the documents identifying him (or her) shall not be required.

(Reissuance due to Expiry)
Article 21
If an application is made for the issuance of new share certificate due to expiry of share certificate, a prescribed application form shall be submitted.

(Application of Chapter 5)
Article 22
If the applicant for the registration of loss of share certificates is not a registered pledgee, the provisions of Articles 11 through 15 hereof shall apply mutatis mutandis to the case of any changes in the entry or recording to the registry of loss of share certificates.


                   Chapter VIII. Purchase of Under-Unit Shares

(Method of Request for Purchase)
Article 23
In the case of a request for the purchase of the Under-Unit Shares, a prescribed

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application form shall be submitted together with the share certificate concerned. Provided, however, that the submission of share certificates shall not be required if such share certificates have not been issued.

(Purchase Price)
Article 24
The purchase price per share of the Under-Unit Share shall be an amount equivalent to the last sales price of the share of the Company on the Tokyo Stock Exchange on the day when such application and share certificate as provided in the preceding Article are received at the place of handling business of the transfer agent or the secondary transfer office provided in Article 2. Provided, however, that if no trading of the share of the Company is made on that day, the purchase price shall be an amount equivalent to first sales price reported on the Tokyo Stock Exchange after that day.

(Payment of Purchase Price)
Article 25
1. The purchase price shall be paid to the person who has made such request on the day designated by the Company within 6 business days from (and exclusive) the day on which the purchase price was determined pursuant to the preceding Article.
2. In payment of the purchase price provided in the preceding paragraph, the Company may deduct such fee as provided in paragraph 4 of Article 35.


              Chapter IX. Increase in Purchase of Under-Unit Shares

(Method of Request for Sale)
Article 26
If a shareholder holding the Under-Unit Shares makes a request (hereinafter the "Request for Increase in Purchase") to sell such number of shares as are necessary to make one unit by adding the number of the Under-Unit Shares held by himself (or herself), a prescribed application form shall be submitted together with the share certificate concerned and the sum of the provisional purchase price set forth in Article 27 below. Provided, however, that the submission of share certificates shall not be required if such share certificates have not been issued.

(Provisional Purchase Price)

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Article 27
1. The provisional purchase price of shares to be purchased pursuant to the Request for Increase in Purchase shall be an amount equivalent to the last sales price of the share of the Company on the Tokyo Stock Exchange on the business day preceding the day when such documents necessary for the Request for Increase in Purchase as provided in the preceding Article reach the place of handling business of the transfer agent or the secondary transfer office provided in Article 2 (or, if no trading of the share of the Company is made on that day, the last sales price of the share on the most recent business day prior to that day) multiplied by (i) the number of shares to be purchased pursuant to the Request for Increase in Purchase and
     (ii) one point three. The odd amount less than Yen 1,000 in the result of the above calculation shall be rounded up.
2. In the case of the Request for Increase in Purchase under the preceding Article, if the sum paid by an applicant as the provisional purchase price is less than the amount to be calculated pursuant to the preceding paragraph, then the Company shall not accept such Request for Increase in Purchase.

(Request for Increase in Purchase Exceeding Treasury Shares)
Article 28
If the total number of shares requested in one or more Request for Increase in Purchase submitted on a day exceeds the number of treasury shares held by the Company on that day (except those held for the specific purpose), any and all of the Requests for Increase in Purchase submitted on that day shall become null and void.

(Effective Date of Request for Increase in Purchase)
Article 29
The Request for Increase in Purchase shall become effective on the day when such documents necessary for the Request for Increase in Purchase as provided in
Article 26 and the provisional purchase price set forth in Article 27 reach the place of handling business of the transfer agent or the secondary transfer office provided in Article 2.

(Suspension of Acceptance of Request for Increase in Purchase)
Article 30
1. The Company shall suspend the acceptance of any Request for Increase in Purchase during the period of 12 business days prior to March 31 and the period of 12 business days prior to September 30 of every year.

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2.   Notwithstanding the preceding paragraph, the Company may have another period(s) for the suspension of acceptance of the Request for Increase in Purchase if it judges necessary.

(Determination of Purchase Price)
Article 31
1. The unit price of the shares requested in the Request for Increase in Purchase shall be an amount equivalent to the last sales price of the share of the Company on the Tokyo Stock Exchange on the effective date of such Request for Increase in Purchase. Provided, however, that if no trading of the share of the Company is made on that day, or that day is not a business day of the Tokyo Stock Exchange, then the unit price shall be an amount equivalent to first sales price reported on the Tokyo Stock Exchange after that day.
2. The purchase price shall be the amount equivalent to the unit price pursuant to the preceding paragraph multiplied by the number of shares requested in the Request for Increase in Purchase.
3. If the provisional purchase price provided in Article 27 is less than the total sum of the purchase price set forth in the preceding paragraph and the fees set forth in Article 35 (hereinafter the "Purchase Amount"), the Company shall demand the shareholder who submitted the Request for Increase in Purchase to pay the shortage. If the shortage is not paid up within 5 business days from (and exclusive) the day of demand for the payment of such shortage, the Request for Increase in Purchase shall be null and void.

(Receipt of Purchase Price)
Article 32
1. The Purchase Amount shall be received by the Company on the day designated by the Company within 6 business days from (and exclusive) the day on which the purchase price was determined or the shortage was paid up pursuant to the 3rd paragraph of the preceding Article, by deducting from the provisional purchase price.
     Provided, however, that if the purchase price includes the value for the rights and interests such as dividends, split of shares and subscription rights for new shares, the Company shall receive the Purchase Amount by the record date or allocation date of such rights and interests.
2. The balance of the provisional purchase price after deduction of the Purchase

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     Amount pursuant to the preceding paragraph, if any, shall be refunded by a telegraphic transfer to the bank account designated by the shareholder who submitted the Request for Increase in Purchase or by a post-office order.

(Transfer of Shares Requested in Request for Increase in Purchase)
Article 33
The title to the treasury shares requested in the Request for Increase in Purchase shall be transferred to the shareholder who submitted the Request for Increase in Purchase on the day when the Purchase Amount is received by the Company pursuant to the preceding Article.

(Issuance of Share Certificate)
Article 34
The certificate of the shares which constitute a whole unit as a result of the Request for Increase in Purchase shall be issued and delivered to the shareholder who submitted the Request for Increase in Purchase without delay.


                                 Chapter X. Fees

(Fees)
Article 35
The fees for the handling of shares of the Company shall be as follows.
1. In the case of the issuance or delivery of share certificates pursuant to the application under Article 10 (Application for Issuance of Non-possessed Share Certificates): Yen 250 per one share certificate
2. In the case of the delivery of share certificates pursuant to the application under Article 16 (Reissuance due to Stock Split or Combination), Article 17 (Reissuance due to Defacement or Mutilation) or
     Article 21 (Reissuance due to Expiry): Yen 250 per one share certificate Provided, however, that no fee shall be charged in case of stock split or combination into the certificate in the denomination of 1,000 shares
3.   In case of the application for registering loss of share certificates under
     Article 19 (Application for Registering Loss of Share Certificates or Deletion thereof): Yen 8,600 per one application
                        Yen 500 per one share certificate

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4.   In the case of sale and purchase of the Under-Unit Share: The amount equivalent to charges incurred relating to delegation of sale and purchase of shares.
5.   No fee shall be charged for other cases than the foregoing.


           Chapter XI. Special Provisions for Beneficial Shareholders

(Entry in Beneficial shareholders' List)
Article 36
Entry or recording to the beneficial shareholders' list of the Company shall be made pursuant to notification and the slip of beneficial shareholders submitted to the transfer agent by each of Japan Securities Depository Center (hereinafter "JASDEC") and securities companies etc (hereinafter the "Participant") having accounts with JASDEC in regard to deposit and transfer of shares.

(Beneficial Shareholders' Slips)
Article 37
Beneficial shareholders shall submit their slips of beneficial shareholders to the transfer agent through the Participant.

(Consolidation of Names)
Article 38
If a shareholder entered or recorded in the shareholders' register and a beneficial shareholder entered or recorded in the beneficial shareholders' list are recognized to be the same person according to the address and name, the numbers of shares entered in the shareholders' register and beneficial shareholders' list shall be added up for the purpose of exercising the shareholders' rights.

(Notifications of Beneficial Shareholders)
Article 39
1. Provisions of Chapter V shall apply mutatis mutandis to beneficial shareholders. Provided, however, that in the case of changes in the beneficial shareholders' list, the submission of share certificates shall not be required.

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2.   A beneficial shareholder shall give notification provided in the preceding paragraph to the transfer agent through the Participant. Provided, however, that notification may be made without through the Participant in the case of changes of the seal impression or specimen signature.

(Purchase of Under-Unit Shares from Beneficial Shareholders)
Article 40
Provisions of Chapter VIII shall apply mutatis mutandis to beneficial shareholders. Provided, however, that request for the purchase of the Under-Unit Shares shall be made by a beneficial shareholder to the transfer agent through the Participant.

(Increase in Purchases of Under-Unit Shares by Beneficial Shareholders)
Article 41
Provisions of Chapter IX shall apply mutatis mutandis to beneficial shareholders. Provided, however, that the Request for Increase in Purchase shall be submitted by a beneficial shareholder through the Participant and JASDEC.

(Others)
Article 42
Other matters relating to the handling of shares with respect to beneficial shareholders shall be governed by this Chapter and so long as procedures are made through the Participant, by rules of JASDEC and/or the Participant.


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